Exhibit 99.1

Ingevity Corporation 4920 O’Hear Avenue Suite 400 North Charleston, S.C. 29405 USA www.ingevity.com
Contact:
News	Caroline Monahan
843-740-2068
caroline.monahan@ingevity.com

Investors:
John E. Nypaver, Jr.
843-740-2002
investors@ingevity.com

Ingevity announces CEO transition as Fortson departs company; Fernandez-Moreno appointed as interim president and CEO

NORTH CHARLESTON, S.C., Oct.3, 2024 – Ingevity Corporation (NYSE: NGVT) today announced that John Fortson has departed as president and chief executive officer and from the board of directors of the company, effective as of October 2, 2024. The board of directors has appointed current board director, Luis Fernandez-Moreno as interim president and chief executive officer while it conducts a search for a permanent replacement.

“On behalf of the entire board, I want to thank John for his leadership and dedication to Ingevity over the past nine years,” said Jean Blackwell, chair of the board of directors. “Under John’s guidance, Ingevity successfully transitioned into a standalone public company, expanded its global footprint and established itself as a leader in key markets. We are grateful for his contributions and wish him the very best in his future endeavors.”

“I thank the board for letting me serve Ingevity for these years, and I wish Ingevity the best going forward,” said John Fortson.

“Ingevity has made significant progress in recent years, successfully navigating a period of strategic transformation and portfolio optimization,” said Fernandez-Moreno. “I, too, thank John for his service and firmly believe that Ingevity is well-positioned for long-term success thanks to his leadership. I am eager to work alongside our talented and committed team to build upon our progress thus far and focus on successfully executing the company’s plans to improve business performance.”

Fernandez-Moreno has been a member of Ingevity’s board of directors since its spinoff in 2016. He was chair of the nominating and governance committee, a position he resigned to assume the role of interim president and CEO.

Fernandez-Moreno has a 40-year history of successfully leading complex global businesses in the specialty chemicals industry, including as president of Ashland Inc.’s Chemicals division, a $3.5 billion business. Before joining Ashland, Fernandez-Moreno was executive vice president of HTH Water Products & Wood Protection for Arch Chemicals Inc. from 2010 to 2011. He previously spent over 25 years at Rohm & Haas Company until it was acquired by Dow Chemical Company, after which he managed the newly formed Dow Coatings Materials business until 2010. He currently serves on the board of directors of Select Water Solutions Inc., a provider of sustainable water and chemical solutions to the energy industry. Mr. Fernandez-Moreno holds a Bachelor of Science degree in chemical engineering from Universidad Iberoamericana in Mexico City, Mexico and is a graduate of the Wharton Management Certificate Program.

The board has initiated a search process to identify a permanent president and CEO and has retained a leading executive search firm to assist in the process.

Ingevity plans to release its third quarter 2024 earnings after the stock market close on Wednesday, October 30, 2024, and hold a live webcast on Thursday, October 31, to discuss third quarter 2024 fiscal results.

Ingevity: Purify, Protect and Enhance

Ingevity provides products and technologies that purify, protect and enhance the world around us. Through a team of talented and experienced people, we develop, manufacture and bring to market solutions that help customers solve complex problems and make the world more sustainable. We operate in three reporting segments: Performance Materials, which includes activated carbon; Advanced Polymer Technologies, which includes caprolactone polymers; and Performance Chemicals, which includes specialty chemicals and road technologies. Our products are used in a variety of demanding applications, including agrochemicals, asphalt paving, certified biodegradable bioplastics, coatings, elastomers, pavement markings and automotive components. Headquartered in North Charleston, South Carolina, Ingevity operates from 31 countries around the world and employs approximately 1,700 people. The company’s common stock is traded on the New York Stock Exchange (NYSE:NGVT). For more information, visit Ingevity.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Such statements generally include the words “will,” “plans,” “intends,” “targets,” “expects,” “outlook,” “believes,” “anticipates” or similar expressions. Forward-looking statements may include, without limitation, leadership transitions; expected financial positions, guidance, results of operations and cash flows; financing plans; and business strategies and expectations. Actual results could differ materially from the views expressed. Factors that could cause actual results to materially differ from those contained in the forward-looking statements, or that could cause other forward-looking statements to prove incorrect, include, without limitation, such factors detailed from time to time in Part I, Item 1A. Risk Factors in our most recent Annual Report on Form 10-K as well as in our other filings with the SEC. These forward-looking statements speak only to management’s beliefs as of the date of this press release. Ingevity assumes no obligation to provide any revisions to, or update, any projections and forward-looking statements contained in this press release.